Exhibit F-1(c)




January 29, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

           With respect to (1) the Application-Declaration ("Application-Declaration") on Form U-1, as amended (File No. 70-8721), filed by Entergy Gulf States, Inc. (the "Company") with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the entry by the Company into arrangements for the issuance and sale of one or more series of tax exempt bonds to finance pollution control facilities (the "Bonds"); (2) the Commission's order dated January 16, 1996 ("Order") permitting the Application-Declaration, as amended, to become effective with respect to such finance arrangements; and (3) the subsequent consummation, on January 20, 1999 pursuant to the Refunding Agreement between the Company and the Industrial Development Board of the Parish of Calcasieu, Inc. (the "Parish") dated as of May 1, 1998 (the "Refunding Agreement") and the related refinancing of outstanding pollution control revenue bonds through the issuance by the Parish of a new series of its Bonds (herein referred to generally as the "Transaction"), I advise as follows:

            (a)    the  Company  is  a  corporation  duly
     organized and validly existing under the laws of the State of Texas;

          (b)    the  Transaction has been consummated in
     accordance  with  the   Application-Declaration,  as
     amended,  and  the  Order  of  the   Securities  and
     Exchange Commission with respect thereto;

           (c) all state laws that relate or are applicable to the issuance and sale of the Bonds (other than so-called "blue sky" or similar laws, upon which we do not pass herein) have been complied with;

           (d) the Refunding Agreement is a valid and binding obligation of the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors' rights; and

           (e) the consummation of the Transaction by the Company has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.

           I am a member of the Louisiana and Texas State Bars and, for the purposes of this opinion, do not hold myself out as an expert on the laws of any other state.

           My consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                              Very truly yours,

                              /s/ Laurence M. Hamric

                              Laurence M. Hamric
                              Associate General Counsel -
                              Corporate and Securities